October 1, 1994



First Bank National Association
St. Paul, Minnesota

The Industrial Development Authority
  of the County of Pima
Tucson, Arizona

$4,152,600
The Industrial Development Authority
of the County of Pima
Multifamily Housing Revenue Refunding Bonds
Series 1989D

Ladies and Gentlemen:

      We have acted as Special Tax Counsel to the Industrial Development Authority of the County of Pima, Arizona (the "Issuer") regarding the reset of the interest rate on the Issuer's $4,152,600 Multifamily Housing Revenue Refunding Bonds, Series 1989D (the "Bonds") at a Remarketing Rate (as defined in the Indenture) in conjunction with the remarketing of the Bonds as of October 1, 1994. The Bonds were issued pursuant to a Trust Indenture (the "Original Indenture") dated as of October 1, 1989 between the Issuer and Security Pacific Bank Arizona, as trustee (the "Former Trustee") as amended by a First Supplemental Trust Indenture (the "First Supplement") dated as of January 1, 1993 between the Issuer and Bank of America Arizona, as successor by merger to the Former Trustee, and First Bank National Association, as successor trustee (the "Trustee") (the First Supplement and the Original Indenture are collectively referred to herein as the "Indenture"). Pursuant to the Indenture, Miller & Schroeder Financial, Inc. (the "Remarketing Agent") has delivered notice of the reset of the rate of interest on the Bonds to the Remarketing Rate (as defined in the Indenture), to become effective as of October 1, 1994.

      Section 3.01(c)(vi) of the Indenture requires an opinion of Tax Counsel to the effect that the remarketing of the Bonds in accordance with the terms of the Indenture will not adversely affect the exclusion of the interest on the Bonds from gross income for federal income tax purposes under the Internal Revenue Code of 1986, as amended.

      In our capacity as Special Tax Counsel for the remarketing of the Bonds, we have examined a transcript of the proceedings of the Issuer relating to the issuance of the bonds. The transcript contains, among other things (i) the Original Indenture, (ii) the First Supplement, (iii) the Loan Agreement between the Issuer, the Former Trustee, and Stonybrook Partners Limited Partnership dated as of October 1, 1989 (the "Agreement"),
(iv) the Bondowner Election to Retain Bonds dated as of September 29, 1994,
(v) the Notice of Remarketing Rate dated as of September 23, 1994, and (vi) such other documents as we have deemed necessary in order to render the opinions expressed herein.

      The scope of our engagement as Special Tax Counsel has extended solely to an examination of the facts and law incident to rendering an opinion with respect to the continuation of the exclusion from gross income for federal income tax purposes of interest on the Bonds subsequent to the reset of the interest rate thereon to the Remarketing Rate in conjunction with the remarketing of the Bonds as of October 1, 1994. We have not been requested to, and have not, investigated or verified original proceedings, records, data or other materials, but have relied solely upon the transcript of proceedings provided to us. Our engagement as Special Tax Counsel has not extended to commenting on the sufficiency of the security for the Bonds, the marketability of the Bonds, or the financial condition of the Issuer or the Issuer's program in connection with the Bonds, and we express no view with respect to such matters. In rendering our opinion, we have relied upon the certifications and representations contained in the transcript of proceedings without independent investigation or inquiry.

      Based upon the above examination, but subject to the limitations and qualifications contained herein, we are of the opinion, under existing law, that the remarketing of the Bonds, as of October 1, 1994, will not adversely affect the exclusion of interest on the Bonds for federal income tax purposes.

      For the purposes of this opinion, our services have not extended beyond the examinations and expressions of the conclusions referred to above. The opinions expressed herein are based upon existing law as of the date hereof, and we express no opinion herein as of any subsequent date or with respect to any pending legislation. The opinions expressed herein may be relied upon only by the addressees hereto and only in regards to the transaction addressed herein. No other party may rely upon such opinions nor may any other use be made of such opinions without our written consent.

                                 Respectfully submitted,